                                                                   EXHIBIT 11.01

                                THE 3DO COMPANY

                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)

                                                    FOR THREE MONTHS            FOR NINE MONTHS
                                                          ENDED                      ENDED
                                                      DECEMBER 31,               DECEMBER 31,
                                                  ---------------------       -------------------
                                                   1997          1996          1997        1996
                                                  -------       -------       -------     -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)...............................  $ 2,010       $ 2,885       $28,876     $  (699)
                                                  -------       -------       -------     -------
Weighted average number of common shares
  outstanding...................................   25,606        27,990        26,667      27,503
Common equivalent shares from options to
  purchase common stock.........................      171         1,506         1,335          --
                                                  -------       -------       -------     -------
Common and common equivalents shares............   25,777        29,496        28,002      27,503
                                                  -------       -------       -------     -------
Net income (loss) per common and common
  equivalents share.............................  $  0.08       $  0.10       $  1.08     $ (0.03)
                                                  -------       -------       -------     -------

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(1) This schedule should be read with Note 3 -- Net Income (Loss) Per Share in the Condensed Notes to Consolidated Financial Statements.